Exhibit 99.1

Company Contacts:	Investor Relations Contacts:
Monterey Gourmet Foods	Lippert / Heilshorn & Associates
Eric Eddings, Chief Executive Officer	Kirsten Chapman
erice@montereygourmetfoods.com	kchapman@lhai.com
Scott Wheeler, Chief Financial Officer	(415) 433-3777
scottw@montereygourmetfoods.com
(253) 867 0570

Monterey Gourmet Foods Reports Fourth Quarter and Year End 2008 Results
– Monterey Pasta Company brand demonstrates double-digit revenue growth for the quarter and year –
– Maintains strong balance sheet with $2.2 million in cash and no debt at December 31, 2008 –
– Records $3.3 million in cash flow from operating activities for 2008 –

SALINAS, CA (February 24, 2009) -- Monterey Gourmet Foods (NASDAQ: PSTA), a manufacturer and marketer of fresh gourmet refrigerated food products, reported results for its fourth quarter and twelve months ended December 31, 2008.

“As previously announced, fourth quarter results were below our expectations; however, we have taken action to position the company to meet the challenges of the economy, exceed our customers’ expectations, and provide value to our shareholders,” stated Eric C. Eddings, president and CEO of Monterey Gourmet Foods. “Our pasta sales under our Monterey Pasta Company brand continue to demonstrate its strength as its sales increased 15 percent for the quarter over the prior year and 19 percent for the full year. In addition, we are tightening our focus on our core competencies in natural foods and fresh pastas and are exiting non-core businesses. As such, in February we shuttered our Casual Gourmet production, but created a revenue stream by licensing the popular brand to Aidell’s Sausage while retaining the brand rights for spreads and dips. We also continue to review options for Sonoma Cheese. Furthermore, we have reduced headcount, frozen wages, and cut other SG&A, which we expect will lower expenses by approximately $2 million in 2009.”

Fourth Quarter 2008 Results Compared to Fourth Quarter 2007

Beginning in the fourth quarter of 2008, Monterey Gourmet Foods is reporting in three segments: Gourmet Foods, Further Processed Protein Products (Casual Gourmet brand) and Sonoma Cheese. The Casual Gourmet brand segment includes protein products such as chicken sausages and meatballs and is being reported separately as a result of the company’s decision to exit this business.

•	Revenue was $24.5 million, compared to $26.8 million.

	-	The Gourmet Foods segment net revenues were $22.3 million, compared to $23.1 million.

	-	The Casual Gourmet brand segment net revenues were $0.6 million, compared to $1.3 million.

	-	The Sonoma Foods segment net revenues were $1.6 million, compared to $2.4 million.

•	Gross margin was 21.3%, compared to 26.9%.

•	SG&A for the quarter was $7.1 million, compared to $6.7 million.

•

Impairment charges and write downs totaled $19.1 million in the fourth quarter 2008, which included goodwill impairment of $12.2 million, other intangible assets impairment of $1.1 million and deferred tax assets valuation allowance of $3.3 million. The company also recorded $2.5 million in the write-off of fixed assets and increase in inventory reserves.

•	The total net loss was $20.3 million, which included $19.1 million in aforementioned charges, compared to net income of $641,000.

Full Year 2008 Results Compared to Full Year 2007

Scott Wheeler, Monterey Gourmet Foods’ CFO, stated, “During 2008, we implemented modest price increases; however, higher commodity costs reduced margins. Nonetheless, we generated $3.3 million in cash from operations in 2008.”

“As announced earlier in February, we took some necessary non-cash charges that will not have an impact on the company’s liquidity or normal business operations. We now have a $10.8 million valuation allowance reserve against our deferred tax assets. We want to point out to the extent we generate future income, the deferred tax assets such as our Net Operating Loss Carry-forwards are still available to be used to offset income taxes on that income and will result in a lower income tax rate in future years. Furthermore, we are maintaining a solid balance sheet with $2.2 million in cash and no debt,” added Wheeler.

•	Revenue was $97.2 million compared to $100.5 million.

	-	The Gourmet Foods segment net revenues were $84.9 million, compared to $86.6 million.

	-	The Casual Gourmet brand segment net revenues were $6.1 million, compared to $5.7 million.

	-	The Sonoma Foods segment net revenues were $6.2 million, compared to $8.3 million.

•	Gross margin was 24.9%, compared to 27.4%.

•	SG&A was $26.8 million, compared to $25.3 million.

•

Impairment charges and write downs for the year ended 2008 totaled $20.5 million, which included goodwill impairment of $13.2 million, other intangible assets impairment of $1.1 million and deferred tax assets valuation allowance of $3.3 million. The company also recorded $2.9 million in the write-off of fixed assets and increase in inventory reserves.

•	The total net loss was $22.5 million, which included $20.6 million in aforementioned charges, compared to net income of $1.7 million.

•	Cash flow from operating activities for 2008 was $3.3 million compared to $4.2 million for 2007.

For the twelve months, cash from operations generated $3.3 million. At December 31, 2008, cash and cash equivalents equaled $2.2 million, compared to $5.5 million at December 31, 2007, reflecting cash paid to fund the company’s facility in Kent, Washington and other capital improvements totaling $5.7 million.

Outlook

“We are encouraged that we will continue to grow our core business and receive accolades for our products. In the February 2009 issue of Good Housekeeping magazine, our Monterey Pasta Company brand was featured in an article titled ‘100 Meals in Minutes: Healthy, Taste-Tested and Kid Friendly.’ In 2009, we are focusing on improving brand performance and building a stronger company overall. Our key initiatives include leveraging our core competencies and expertise to create value for our customers and shareholders; improving procurement to take advantage of lower commodity costs; consolidating facilities and sales teams; and strengthening customer relationships,” Eddings concluded.

Conference Call Information

Management will host a conference call at 1:00 p.m. Eastern Time / 10:00 a.m. Pacific Time today to discuss fourth quarter 2008 financial results. To listen to the call live, please dial 877-917-3614 at least 10 minutes before the start of the conference and mention pass code “Monterey.” The call is also being webcast and can be accessed from the “Investor Relations” section of the company’s website at http://www.montereygourmetfoods.com. A telephone replay will be available for 90 days by dialing 866-511-5161. No pass code is required.

About Monterey Gourmet Foods (NASDAQ: PSTA)

Monterey Gourmet Foods manufactures USDA inspected, fresh gourmet refrigerated food products at its integrated 133,000 square foot corporate headquarters, distribution, and manufacturing facilities in Salinas (Monterey County), CA; Kent, WA; and Eugene, OR. Monterey Gourmet Foods has national distribution of its products, which are sold under the brands Monterey Pasta Company, CIBO Naturals, Emerald Valley Kitchen, Sonoma Cheese and Casual Gourmet in more than 11,000 retail and club stores throughout the United States and selected regions of Canada, the Caribbean, Latin America, and Asia Pacific. For more information about Monterey Gourmet Foods, visit www.MontereyGourmetFoods.com.

Safe Harbor Statement

This press release contains forward-looking statements concerning unannounced results of operations for the most recent quarter and projections for future periods including without limitation such phrases and terms as “we have taken action . . . to meet the challenges,” “exceed,” “provide value,” “created a revenue stream,” “will not have an impact,” “expect to incur a lower tax rate,” and “we continue to grow our core business.” These forward-looking statements are based on currently available competitive, financial and economic data and management’s views and assumptions regarding future events. Such forward-looking statements are inherently uncertain, and investors must recognize that actual results may differ from those expressed or implied in the forward-looking statements. Consequently, the company wishes to caution readers not to place undue reliance on any forward-looking statements. Among the factors that could cause Monterey Gourmet Foods’ actual results to differ from such forward-looking statements are the following: (i) the process associated with the integrations of all the company’s brands, plants and sales force, (ii) a significant reduction of sales to two major customers currently comprising a majority of total revenues, (iii) the retention of newly acquired customers including achieving volume projections for these new customers, (iv) the company’s ability to achieve improved production efficiencies, (v) the timely and cost-effective introduction of new products in the coming months, (vi) the utilization of the recently-completed plant expansion and the increased fixed costs associated with increased plant capacity, (vii) retention of key personnel and retention of key management, (viii) the risks inherent in food production, (ix) intense competition in the market in which the company competes and (x) Monterey Gourmet Foods’ ability to source competitively priced raw materials to achieve historical operating margins. In addition, the company’s results may also be affected by general factors, such as economic conditions, political developments, interest and inflation rates, accounting standards, taxes, and laws and regulations in markets where the company competes. The company has provided additional information regarding risks associated with the business in the company’s Annual Report on Form 10-K for fiscal 2007 as well as other filings with the SEC. These statements are based on information as of November 6, 2008 and the company assumes no obligation to update any forward-looking statements, whether as a result of new information, future events, or otherwise.

Tables Follow

MONTEREY GOURMET FOODS, INC.
CONSOLIDATED BALANCE SHEETS
(in thousands, except share amounts)

	December 31, 2008	December 31, 2007

ASSETS
Current assets:
Cash and cash equivalents	$2,151	$5,541
Accounts receivable less allowances of $862 and $981	5,725	8,587
Inventories	6,642	7,865
Deferred tax assets-current	—	703
Prepaid expenses and other	808	1,084

Total current assets	15,326	23,780

Property and equipment, net	15,420	14,280
Deferred tax assets-long term	—	2,646
Deposits and other	249	243
Intangible assets, net	4,560	6,346
Goodwill	—	13,211

Total assets	$35,555	$60,506

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$4,316	$6,160
Accrued payroll and related benefits	1,057	1,192
Accrued and other current liabilities	1,279	962
Current portion of notes, loans, and capital leases payable	—	50

Total current liabilities	6,652	8,364

Notes, loans, and capital leases payable, less current portion	—	29

Other long-term liabilities	217	—

Minority interest	—	159

Stockholders’ equity:
Preferred stock, $.001 par value, 1,000,000 shares authorized, none outstanding	—	—
Common stock, $.001 par value, 50,000,000 shares authorized, 17,391,342 and 17,356,976 issued and 16,766,471 and 17,141,976 outstanding	17	17
Additional paid-in capital	60,875	60,462
Treasury stock 624,871 and 215,000 shares, respectively, at cost	(1,789)	(657)
Accumulated deficit	(30,417)	(7,868)

Total stockholders’ equity	28,686	51,954

Total liabilities and stockholders’ equity	$35,555	$60,506

MONTEREY GOURMET FOODS, INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(000’s $)
	Fourth Quarter Ended		Twelve Months Ended

	December 31, 2008	December 31, 2007	December 31, 2008	December 31, 2007

Net revenues	$24,466	$26,825	$97,188	$100,527
Cost of sales	19,251	19,599	73,011	73,008

Gross profit	5,215	7,226	24,177	27,519

Selling, general and administrative expenses	7,055	6,663	26,797	25,304

Impairment and restructuring	13,185	58	14,791	58

Loss on disposition of assets	1,971	12	1,987	50

Operating income (loss)	(16,996)	493	(19,398)	2,107

Other income, net	20	4	134	12

Interest income, net	3	54	66	163

Income (loss) before provision for income tax benefit/(expense)	(16,973)	551	(19,198)	2,282
Provision for income tax benefit/(expense)	(3,348)	90	(3,351)	(600)

Net income (loss)	$(20,321)	$641	$(22,549)	$1,682

Basic income (loss) per share	$(1.21)	$0.04	$(1.34)	$0.10

Diluted income (loss) per share	$(1.21)	$0.04	$(1.34)	$0.10

Primary shares outstanding	16,776,471	17,333,498	16,848,636	17,329,365

Diluted shares outstanding	16,776,471	17,376,575	16,848,636	17,435,201

MONTEREY GOURMET FOODS, INC.
CONSOLIDATED STATEMENTS OF CASH FLOWS
(in thousands, except share amounts)

	Years Ended

	2008	2007

Cash flows from operating activities:
Net income (loss)	$(22,549)	$1,682
Adjustments to reconcile net income (net loss) to net cash provided by (used in) operating activities net of acquisition:
Deferred income taxes	3,349	759
Depreciation and amortization	3,026	2,948
Impairment and restructuring	14,433	58
Provisions for allowances for bad debts, returns, adjustments and spoils	6,807	4,870
Provisions for inventory allowances	1,470	213
Stock-based compensation	363	600
Loss on disposition of assets	1,987	50
Gain on acquisition of minority interest	(109)	—
Changes in assets and liabilities:
Accounts receivable	(3,945)	(3,499)
Inventories	(247)	(504)
Prepaid expenses and other	270	(346)
Accounts payable	(1,844)	(1,675)
Accrued and other liabilities	292	(910)

Net cash provided by operating activities	3,303	4,246

Cash flows from investing activities:
Purchase of property and equipment	(5,651)	(1,345)
Proceeds from sale of fixed assets	169	18
Acquisition of business net of cash and minority interest	(50)	—

Net cash used in investing activities	(5,532)	(1,327)

Cash flows from financing activities:
Repayment of debt	(44)	(1,036)
Repayment of capital lease obligations	(35)	(32)
Purchase of treasury stock	(1,132)	(657)
Proceeds from issuance of common stock	50	66

Net cash used in financing activities	(1,161)	(1,659)

Net increase (decrease) in cash and cash equivalents	(3,390)	1,260

Cash and cash equivalents, beginning of period	5,541	4,281

Cash and cash equivalents, end of period	$2,151	$5,541

Cash payments:
Interest	$2	$58
Income taxes	103	39

MONTEREY GOURMET FOODS, INC.
SEGMENT REPORTING

	2008	2007

Net Revenues
Gourmet Foods Products	$84,947	$86,564
Sonoma Cheese Products	6,189	8,265
Further Processed Protein	6,052	5,698

Total Net Revenues	$97,188	$100,527

Operating Income (Loss):
Gourmet Foods Products	(11,970)	3,906
Sonoma Cheese Products	$(4,247)	$(1,019)
Further Processed Protein	$(3,181)	$(780)

Total Operating Income (Loss)	$(19,398)	$2,107